SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2004

Computer Horizons Corp.

 (Exact name of registrant as specified in its charter)

New York	0-7282	13-2638902
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

49 Old Bloomfield Avenue Mountain Lakes, New Jersey 07046-1495
(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 299-4000

(Former name or former address, if changed since last report)

Item 9                                                              Regulation FD Disclosure.

On April 28, 2004, during the conference call discussing Computer Horizons’ results for the first quarter ending March 31, 2004, William Murphy, Computer Horizons’ Chief Executive Officer stated that as of the end of the first quarter of 2004, RGII revenue from pre-existing 8a contracts approximated 21% of total RGII revenue, which is substantially less than the percentage at the time of the RGII acquisition in July 2003.  In addition, Mr. Murphy clarified that the compounded annual top-line growth rate of 10 to 20 percent called for in the Three Year Plan is expected to be achieved by approximately 5% organic growth and approximately 10% acquired growth.

Michael Shea, Computer Horizons’ Chief Financial Officer commented that in compiling guidance for the second quarter of 2004, he estimated that AIM’s Selling, General and Administrative expenses will be approximately $1.5 million.

The information in Item 9 of this report is being furnished, not filed, pursuant to Regulation FD. Accordingly, this information will not be incorporated by reference into any registration statement filed by Computer Horizons under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of this information is not intended to, and does not, constitute a determination or admission by Computer Horizons that the information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of Computer Horizons or any of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

Dated: April 28, 2004

COMPUTER HORIZONS CORP.

	By:	/s/ William J. Murphy
William J. Murphy
Chief Executive Officer and President